Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-233897) pertaining to the 2015 Global Share Plan and the 2018 Share Incentive Plan

(2) Registration Statement (Form F-3 No. 333-250117) of Pinduoduo Inc.

of our reports dated April 30, 2021, with respect to the consolidated financial statements of Pinduoduo Inc. and the effectiveness of internal control over financial reporting of Pinduoduo Inc. included in this Annual Report (Form 20-F) of Pinduoduo Inc. for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

April 30, 2021